Exhibit 4(c)(16)

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Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

S&P 500

6-YEAR 10% BUFFER

WITH PARTICIPATION RATE

INDEXED STRATEGY

Crediting Strategy Endorsement

Index Gain Subject to a Participation Rate for Each Term

Index Loss Subject to a 10% Buffer for Each Term

Limited Availability

This Strategy is only available for Terms that begin in the first Contract Year.

Term

Each Term for this Strategy is six years long.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated on the remaining investment base for the Term. For this purpose, the investment base starts with the amount applied to that Strategy at the start of the Term. It is then reduced to pay for each withdrawal or charge that is taken from the Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, any Gain or Loss is determined based on the increase or decrease in the S&P 500® Index since the start of the Term. This increase or decrease is expressed as a percentage of the S&P 500 Index value at the start of the Term. It is measured from the value at the last Market Close on or before the first day of the Term to the value at the final Market Close of the Term. The value is the standard industry value of the S&P 500 Index.

Any Gain for the Term is subject to the Upside Participation Rate. Any Loss for the Term is subject to the Buffer.

Gain or Loss before the End of a Term

Before the final Market Close of a Term, the Gain or Loss for the Term is a percentage equal to:

1)	the net option value for the Strategy as of the most recent Market Close of the Term; minus

2)	the amortized option cost as of the most recent Market Close of the Term; and minus

3)	Trading Cost.

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The net option value as of a Market Close is a percentage equal to:

1)	the value of the ATM Call Option at the Market Close, multiplied by the Upside Participation Rate; minus

2)	the value of the OTM Put Option at the Market Close.

The amortized option cost is a percentage equal to:

1)	the net option value for the Strategy at the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 2192.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the S&P 500 Index from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Buffer for the Term.

Option Values

The ATM Call Option and OTM Put Option are valued by us using a market standard model for valuing an option. Each value is stated as a percentage of the option value at the last Market Close on or before the first day of the Term.

Upside Participation Rate

The Upside Participation Rate is the portion of the increase in the index value for a Term taken into account to determine the Gain for the Term. We will set the Upside Participation Rate for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Upside Participation Rate for amounts attributable to Purchase Payments received on different dates.

Buffer

The Buffer is the decrease in the value of the S&P 500 Index for a Term that is disregarded when determining the Loss for the Term. The Buffer for each Term of this Strategy is 10%.

Trading Cost

Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term. It is a percentage set by us from time to time to reflect the average difference between the Option Values and market bid prices.

Market Close

A Market Close for this Strategy is the close of the core trading session of the New York Stock Exchange Arca on each day that is a Market Day.

Merger of Crediting Strategies

At the end of a six-year Term, this Strategy shall merge into and become a part of the S&P 500 1-Year Indexed Strategy designated by the Company on a nondiscriminatory basis. Unless moved under the reallocation provision of the Contract, the value of this Strategy at the end of a six-year Term shall be applied to a new Term of such S&P 500 1-Year Indexed Strategy.

Index Information

The S&P 500® Index is the Standard & Poor’s 500TM Index. It excludes any dividends that may be paid by the firms that comprise the Index.

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[S&P 500 Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by MassMutual Ascend Life Insurance Company.    Standard & Poor’s® and S&P® are trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by MassMutual Ascend Life Insurance Company. MassMutual Ascend Life Insurance Company’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of MassMutual Ascend Life Insurance Company’s products or any member of the public regarding the advisability of investing in securities generally or in MassMutual Ascend Life Insurance Company’s products particularly or the ability of the S&P 500 Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to MassMutual Ascend Life Insurance Company with respect to the S&P 500 Index is the licensing of the Indexes and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to MassMutual Ascend Life Insurance Company or MassMutual Ascend Life Insurance Company’s products. S&P Dow Jones Indices have no obligation to take the needs of MassMutual Ascend Life Insurance Company or the owners of MassMutual Ascend Life Insurance Company’s products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of MassMutual Ascend Life Insurance Company’s products or the timing of the issuance or sale of MassMutual Ascend Life Insurance Company’s products or in the determination or calculation of the equation by which MassMutual Ascend Life Insurance Company’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of MassMutual Ascend Life Insurance Company’s products. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OWNERS OF MASSMUTUAL ASCEND LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

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This is part of your Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the Contract Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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